Exhibit 99.1


                         TECHNOLOGY RESEARCH CORPORATION
               ANNOUNCES RECORD REVENUES FOR FIRST FISCAL QUARTER

CLEARWATER, FLORIDA, July 26, 2004 -- Technology Research Corporation ("TRC"), (NASDAQ-TRCI), announced today record quarterly revenues. For the first quarter ended June 30, 2004, revenues were $7,130,944, compared to $5,659,915 for the same quarter last year, an increase of 26%. Net income for the current quarter was $673,670, compared to $584,100 for the same quarter last year, an increase of 15%. Basic earnings for the current quarter were $.12 per share and diluted earnings were $.11 per share, compared to basic earnings of $.11 per share and diluted earnings of $.10 per share for the same quarter last year. The improvement in net income for the quarter ended June 30, 2004, compared to the same quarter last year, was due to an increase in revenues and gross profit margins that offset approximately $.08 per share in higher operating expenses, $.01 per share due to a change in the Company's effective income tax rate of 33%, compared to 25% in the prior year's quarter, and $.01 due to a greater number of outstanding shares.

Mr. Wiggins, Chairman and CEO, commented, "The Company had an excellent start to its 2005 fiscal year with record shipments resulting from growth in both the commercial and military markets. In preparation for the specific revenue opportunity created by the air conditioner market, the Company incurred additional operating expense and made initial capital investments of approximately $1,000,000 in the quarter which were required for the Company to meet the upcoming deadlines of the air conditioning manufacturers. The Company should start realizing revenues from this investment in its second quarter ending September 30, 2004."

Commercial and military revenues for the quarter ended June 30, 2004 increased by $467,176 and $962,482, respectively and royalty income increased by $41,371 compared to the quarter ended June 30, 2003. The increase in commercial revenues was primarily attributed to product expansion into retail stores, several new brand label accounts, including a new three year agreement with Coleman Cable Systems, Inc. and shipments resulting from the new three year agreement with Alfred Karcher GMBH for their sprayer washer requirements. The increase in revenues from sales to both the military and its subcontractors of control devices related to the Tactical Quiet Generator ("TQG") programs was the result of on-going U.S. military activity and follow-on releases of existing contracts with Fermont, a division of Engineered Support Systems. Royalties increased as the result of a minimum royalty payment by Applica, Inc. in the amount of $50,000, as specified in the December 2002 agreement with Applica, Inc. regarding the use of the Company's Fire Shield(R) technology in certain of its kitchen appliances. The Company does not expect to record any further significant royalties in the 2005 fiscal year.

Although the Company is benefiting from strong sales in its overall core business, the new market for cord fire protection for portable air conditioners, as required by the new UL 1699 standard, continues to represent the major growth opportunity for the Company in its 2005 fiscal year. Approximately 10% of the market is represented by Packaged Terminal Air Conditioner ("PTAC") units, which are used in commercial applications such as motels, schools, nursing homes and small offices. The majority of the market, or approximately 90%, is represented by room air conditioner ("RAC") units which have residential applications. The Company plans to manufacture the majority of the PTAC units, as well as RAC units for U.S. requirements, at its Honduran manufacturing facility, whereas the majority of the RAC units are expected to be supplied to the Company through multiple contract manufacturers in the Far East to satisfy the specific delivery requirements in various geographical areas.

The Company recently announced initial orders from eight different manufacturers totaling $3.1 million for its Fire Shield(R) LCDI Power Cords. These orders are primarily for PTAC units which are scheduled over the next six months. Follow on orders are anticipated. While the decision cycle of the RAC manufacturers has taken longer than anticipated, the scope of the opportunity for the Company remains unchanged. These units are generally manufactured from late fall through early spring for the upcoming summer season; and therefore, should have a positive seasonal effect on revenues for the Company's third and fourth quarters. The Company is finalizing agreements with several large RAC manufacturers and expects to shortly receive initial orders.

The first quarter dividend of $.015 per share was paid on July 23, 2004 to shareholders of record on June 30, 2004. The Company's annual dividend is $.06 per share.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.




                  TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)

                                                 Three-months ended
                                          ---------------------------------
                                          June 30     June 30      March 31
                                            2004        2003         2004
                                            ----        ----         ----
Operating revenues:
  Commercial                           $  3,773,981   3,306,805    2,924,840
  Military                                3,304,332   2,341,850    3,729,501
  Royalties                                  52,631      11,260        4,171
                                          ---------   ---------    ---------
                                          7,130,944   5,659,915    6,658,512
Operating expenses:
  Cost of sales                           4,509,416   3,719,843    3,951,971
  Selling, general, and administrative    1,156,798     847,892    1,341,843
  Research, development and engineering     466,471     313,658      420,690
                                          ---------   ---------    ---------
                                          6,132,685   4,881,393    5,714,504
                                          ---------   ---------    ---------
    Operating income                        998,259     778,522      944,008
Interest and sundry income                    7,220       1,989        6,607
                                          ---------   ---------    ---------
    Income before income taxes            1,005,479     780,511      950,615
Income taxes                                331,809     196,411      332,807
                                          ---------   ---------    ---------
    Net income                         $    673,670     584,100      617,808
                                          =========   =========    =========

Net income per common share:
  Basic                                $        .12         .11          .11
  Diluted                              $        .11         .10          .10

Weighted average number of common
  shares outstanding:
  Basic                                   5,745,850    5,445,475    5,717,801
  Diluted                                 5,977,941    5,625,994    6,082,931

Dividends paid                         $       .015         .015         .015






                TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (unaudited)
                                                                    *
                                                   June 30       March 31
                                                     2004          2004
                 ASSETS                              ----          ----
Current assets:
     Cash and cash equivalents                  $  4,332,677    5,968,122
     Accounts receivable, net                      4,000,361    3,420,701
     Inventories                                   6,458,625    5,633,177
     Prepaid expenses and other current assets       420,892      206,295
     Deferred income taxes                           254,797      239,169
                                                  ----------   ----------
               Total current assets               15,467,352   15,467,464
                                                  ----------   ----------

Property, plant and equipment                     11,221,920   10,268,976
     Less accumulated depreciation                 7,401,787    7,203,205
                                                  ----------   ----------
       Net property, plant and equipment           3,820,133    3,065,771
                                                  ----------   ----------

Other assets                                          40,048       38,633
                                                $ 19,327,533   18,571,868
                                                  ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Trade accounts payable                     $  2,118,144    1,547,979
     Accrued expenses                                465,849      767,185
     Dividends payable                                99,767       99,295
     Income taxes payable                            281,044      431,093
     Deferred income                                  10,525       10,525
                                                  ----------   ----------
               Total current liabilities           2,975,329    2,856,077

Deferred income                                       26,320       28,951
Deferred income taxes                                235,120      235,120
                                                  ----------   ----------
                    Total liabilities              3,236,769    3,120,148
                                                  ----------   ----------
Stockholders' equity:
     Common stock                                  2,945,994    2,932,377
     Additional paid-in capital                    8,455,766    8,417,686
     Retained earnings                             4,729,149    4,141,802
     Treasury stock, 21,500 shares at cost           (40,145)     (40,145)
                                                  ----------   ----------
                    Total stockholders' equity    16,090,764   15,451,720
                                                  ----------   ----------
                                                $ 19,327,533   18,571,868
                                                  ==========   ==========


* The condensed consolidated balance sheet is derived from the Company's audited balance sheet as of that date.

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